10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund:
Diversified Capital Builder
Security:
CNX 8 1/2
Advisor:
EIMCO
Transaction Date:
3/25/2010
Cost:
"$1,110,000"
Offering Purchase:
0.0888%
Broker :
Bank of America
Underwriting Syndicate Members:
PNC